Exhibit 99.1

News Release

For Immediate Release

Contact:	Valerie Brodie
Epicor Software Corporation
949/585-4293
vbrodie@epicor.com

Michael Kelly Appointed to Epicor Board of Directors

New Independent Director Brings Wealth of Experience in Technology and Asia Markets

IRVINE, Calif., September 15, 2005 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today announced the appointment of Michael Kelly to its board of directors effective immediately.

Michael Kelly joins Epicor’s board with over 30 years of global experience in banking, finance and public accounting. Kelly is currently CEO of Cape Semiconductor Inc., a fabless semiconductor company providing analog and mixed signal solutions to a variety of industries. Prior to joining Cape, Kelly was vice-chairman and senior managing director of Broadview International, LLC, an international technology investment banking firm and a division of Jefferies Inc. At Broadview, in addition to his focus on key technology sectors including components, telecom and capital equipment, Kelly was responsible Broadview’s operations and activities in Asia.

Previously, Kelly was a managing director of Flemings, an international investment bank; a partner with Touche Ross, a national CPA firm; and an executive with Granger Associates, an international telecommunications company. Kelly currently serves on the board of directors of Adept. Kelly holds a Bachelor of Arts degree in accounting, a Master of Business Administration and is a certified public accountant.

“We are very pleased to announce the addition of Michael Kelly to Epicor’s board of directors,” stated George Klaus, chairman and chief executive officer of Epicor. “Michael’s extensive background in banking, finance and operations, along with his significant experience and knowledge of the Asia Pacific technology market makes him a great addition to our distinguished board. We look forward to leveraging Michael’s significant industry expertise and

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Michael Kelly Joins Epicor Board of Directors

perspective as we continue to execute on Epicor’s successful global growth strategy.”

This announcement coincides with the effectiveness of the previously reported resignation of Donald Dixon from the Epicor board. Don Dixon, managing director of Trident Capital, Inc. resigned from the board pursuant to Trident Capital practice after the Trident funds recently converted and distributed their remaining holdings of the Company’s Preferred Stock. Dixon first became a member of Epicor’s board of directors on September 30, 1995 after several of the funds managed by Trident Capital invested in the Company.

Commenting on Dixon’s resignation, Klaus stated, “We are deeply indebted to Don for his ten years of excellent service to Epicor. His counsel and support have played a critical role in the growth and success that Epicor has achieved.”

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor is a global leader in the midmarket serving over 20,000 customers in over 140 countries. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation, and hospitality that enable companies to immediately drive efficiency throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Scala is a registered trademark of Scala Business Solutions NV, an Epicor subsidiary. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.